Exhibit 10.71
REAL PROPERTY PURCHASE AGREEMENT
between
STARTEK USA, INC.
AND
DPL CORPORATION SOUTHEAST
Dated December 16, 2005

i

TABLE OF CONTENTS
(continued)

		Page
ARTICLE VIII MISCELLANEOUS PROVISIONS		10
8.1.	Public Announcements	10
8.2.	Further Assurances	10
8.3.	Fees and Expenses	10
8.4.	Disclosure Schedule	10
8.5.	Entire Agreement; Amendment	10
8.6.	Notices	11
8.7.	Electronic Transmissions	12
8.8.	Governing Law	12
8.9.	Severability	12
8.10.	Waivers	12
8.11.	Assignment; Binding Effect; No Third Party Beneficiaries	12
8.12.	Counterparts	12
8.13.	Construction and Interpretation	12

ATTACHMENTS AND EXHIBITS:

I. DISCLOSURE SCHEDULE

II. EXHIBITS:

EXHIBIT A – Legal Description of the Real Estate
EXHIBIT B – Form of Deed from the Industrial Development Board
EXHIBIT C – Form of Deed from Seller

ii

REAL PROPERTY PURCHASE AGREEMENT
     THIS REAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2005, by and between StarTek USA, Inc., a Colorado corporation (“Seller”), and DPL Corporation Southeast, a Tennessee corporation (“Buyer”).
STATEMENT OF PURPOSE
     A. Seller is engaged in the business of providing supply chain management services, including packaging, fulfillment, marketing support and logistics services (as such business exists on the Closing Date, the “Business”).
     B. As part of the transfer of certain assets of the Business from Seller to Buyer, Seller desires to sell and Buyer desires to purchase the Facility (as hereinafter defined) on the terms and subject to the conditions of this Agreement.
     C. Buyer is also purchasing from Seller certain other assets of Seller that are utilized in the Business pursuant to the terms of a Personal Property Purchase Agreement, of even date herewith (the “Personal Property Agreement”).
AGREEMENT
     In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1. Basic Transaction. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, on and as of the Closing Date, the Facility. As used herein, the term “Facility” means:
          (a) Fee simple title in real property located in Clarksville, Tennessee, legally described in Exhibit A (the “Land”), together with the buildings, fixtures and other improvements thereon (the “Improvements” and, together with the Land, the “Real Estate”), together with all rights, interests and appurtenances of Seller therein or thereunto pertaining; and
          (b) To the extent Seller is permitted to transfer or assign such items under the terms thereof and applicable law, all rights of Seller under any certificate of occupancy for the Real Estate and other certificates, licenses and permits relating to the ownership and operation of the Real Estate (the “Real Estate Licenses”).
     1.2. Purchase Price.
          (a) The total purchase price to be paid by Buyer to Seller for the Facility (the “Purchase Price”) is $4,300,000.
          (b) At the Closing, subject to proration and allocation of certain costs associated herewith pursuant to Section 1.4, Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to Batson, Nolan, Brice, Williamson & Girsky, which shall serve as escrow agent (the “Escrow Agent”) for the Closing pursuant to escrow instructions of Seller and Buyer delivered to the Escrow Agent prior to the date hereof.

     1.3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately upon the execution and delivery of this Agreement and the other documents referred to below (collectively with the other documents executed in connection with the Closing, the “Related Agreements”), which Closing shall occur simultaneously at the offices of Faegre & Benson LLP, 1700 Lincoln Street, Suite 3200, Denver, Colorado and at the offices of the Escrow Agent. The transactions contemplated by this Agreement shall be deemed to have occurred effective as of 11:59 p.m. (Denver Time) on December 16, 2005 (the “Closing Date”). At the Closing,
          (a) Buyer shall:
(i)	Pay to Seller the Purchase Price as specified in Section 1.2(b),

(ii)	Execute and deliver any applicable transfer tax, transfer declarations, ownership information or other disclosure forms or reports required under the laws of the County of Montgomery, State of Tennessee, or the United States of America (collectively, “Government Documents”), and
          (b) Seller shall:
(i)	Cause the Industrial Development Board of the County of Montgomery, Tennessee, a public nonprofit corporation organized and existing under the laws of the State of Tennessee (“IDB”), to deliver to the Escrow Agent a duly executed and acknowledged deed from IDB to Seller in the form of Exhibit B,

(ii)	Deliver to the Escrow Agent a duly executed and acknowledged deed from Seller to Buyer in the form of Exhibit C,

(iii)	Deliver to Buyer an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code,

(iv)	To the extent the same are in Seller’s possession or control, deliver to Buyer originals (or copies, if originals are not in Seller’s possession or control) of the Real Estate Licenses, except to the extent the same are required to be and are affixed at the Real Estate, in which case such documents will be delivered at the Facility as of the Closing,

(v)	Deliver to Buyer one labeled set of all master keys to the Improvements,

(vi)	Execute and deliver any Government Documents,

(vii)	Deliver possession of the Real Estate to Buyer, and

(viii)	Deliver such affidavits and agreements required pursuant to Section 1.5.

     1.4. Proration and Allocation of Certain Items.
          (a) Operation of the Business and the expenses attributable thereto through the Closing Date shall be solely for the account of Seller, and thereafter solely for the account of Buyer. The foregoing notwithstanding, the Purchase Price shall not be adjusted for expenses such as utility charges, property taxes, advance payments on maintenance contracts, personal property taxes, and other similar obligations to third parties to effect a pro-ration between Seller and Buyer as of the Closing Date; provided, that Seller shall be solely responsible for payment of all property taxes or payments in lieu thereof assessed on the Real Estate for calendar year 2005 and the same shall be paid to the Escrow Agent at the Closing.
          (b) The original principal amount of the promissory note to be delivered by Buyer to Seller pursuant to the Personal Property Agreement shall be reduced by the amount of the fees and expenses of Boult Cummings Conners & Berry PLC, Batson Nolan Brice Williamson and Girsky as attorneys for the IDB, the $200 consideration for the transfer of the Real Estate and equipment from the IDB to Seller, and any transfer, deed or similar taxes arising from the transfer of the Real Estate from IDB to Seller to the extent that each of the same are associated with Seller’s termination of the tax abatement arrangements with IDB, up to a maximum reduction of $10,000. To the extent that the amount of such fees and expenses exceeds $10,000, Buyer shall pay such amounts directly or shall reimburse Seller at the Closing for such amounts paid by Seller.
          (c) Buyer shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, and all deed taxes and recording fees with respect to the sale and purchase of the Real Estate from Seller to Buyer hereunder, whether levied against the Real Estate, Seller or Buyer.
     1.5. Title Insurance. Buyer may cause a title company of its selection (“Title Company”) to issue, or to irrevocably, unconditionally and unqualifiedly commit to issue, to Buyer an ALTA extended form owner’s policy of title insurance (the “Title Policy”), insuring title to the Real Estate in Buyer in such amount as Buyer may determine. If Buyer elects to obtain the Title Policy, Seller shall deliver, and shall cause IDB to deliver, to Buyer and Title Company such affidavits and agreements as are reasonably necessary for Title Company to issue the Title Policy. If Buyer elects to obtain the Title Policy, Buyer shall pay the premium for the Title Policy and all of the costs associated with the Title Policy, including without limitation the costs of any surveys and of any closing or escrow fee charged by Title Company.

     1.6. Condition of the Real Estate.
          (a) WITH RESPECT TO THE REAL ESTATE, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
          (b) Seller has delivered to Buyer, and Buyer acknowledges receipt of, that certain Phase I Environmental Assessment of Acme Boot Company, Inc. Distribution Facility, 2225 Madison Street, Clarksville, Tennessee (the “Phase I”) dated May 1998 (the “Phase I Date”).
     1.7. Personal Property Transaction. The obligations of Seller and Buyer hereunder are conditional upon the execution of the Personal Property Agreement and closing of the transaction contemplated therein.
ARTICLE II
[INTENTIONALLY OMITTED]
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), as follows:
     3.1. Organization and Good Standing. Seller is a corporation duly organized and validly existing, and is in good standing, under the laws of the State of Colorado, and has the corporate power and authority to own its properties and carry on its business as now being conducted, including any foreign qualification required by the State of Tennessee to own and operate the Facility.
     3.2. Corporate Power and Authority; Enforceability. Seller has the corporate power to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action. This Agreement and the Related Agreements are, or when delivered will be, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, without any requirement of prior approval by the shareholders of Seller.
     3.3. No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement and the Related Agreements, do not and will not: (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (b) except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to the Facility; (c) except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture, mortgage servicing agreement, production agreement, origination agreement or other agreement or instrument to which Seller is a party or by which it or the Facility is bound or to which the Facility is subject (or if consent or notice is required, Seller shall have obtained such consent or provided such notice as required in each case); (d) except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon the Facility; and (e) except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, result in the cancellation, modification, revocation or suspension of any Real Estate License.
     3.4. Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule and except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental entity, regulatory authority or any other party or person in connection with the execution and delivery of this Agreement or the Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby or thereby. Each of the notices, reports, filings, consents, registrations, approvals, permits and authorizations required under this Section 3.4 have been duly given or obtained, as applicable, and, to Seller’s knowledge, are in full force and effect, and Seller has provided Buyer with true and correct copies of such documents.
     3.5. No Actions, Suits, or Proceedings.
          (a) There are no requests, notices, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the knowledge of Seller, threatened against Seller that relate to the Facility in any court or before any federal, state, municipal or other governmental agency. To the knowledge of Seller, there are no investigations of Seller (that relate to the Facility) or the Facility by any federal, state, municipal or other governmental agency pending or threatened. Seller is not in default with respect to any order of any court or governmental agency entered against it in respect of the Facility.
          (b) Seller has not received notice of the initiation of any condemnation proceeding with respect to the Real Estate, or offer or sale in lieu thereof, or any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions relating to the Real Estate that have not been wholly and completely settled, complied with and discharged. To the knowledge of Seller, there is no plan, study or effort by any governmental authority or agency which affects or would affect the present use or zoning of the Real Estate.
     3.6. No Material Violations. Seller has complied with all laws (other than any Environmental Law) applicable to the Facility and Seller is not in violation of any law (other than any Environmental Law) applicable to the Facility except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, and there are no requests, notices, claims, demands, actions, administrative proceedings, hearings or other governmental claims or proceedings, or to the knowledge of Seller, investigations pending against Seller alleging or investigating the existence of any such violation.

     3.7. Licenses and Permits. Section 3.7 of the Disclosure Schedule lists all of the Real Estate Licenses. The Real Estate Licenses consist of all material licenses and permits required by applicable law for the operation of the Real Estate. The Real Estate Licenses are in full force and effect, and, except as set forth in Section 3.4 of the Disclosure Schedule, are assignable to Buyer without the consent of any governmental agency or other party, and no action to terminate, withdraw, not renew or materially limit or otherwise change any Real Estate License is pending or, to the knowledge of Seller, has been threatened by any governmental agency or other party. Seller has delivered or made available to Buyer true and correct copies of all Real Estate Licenses.
     3.8. Taxes. Seller has paid all real estate taxes and assessments and payments in lieu thereof related to or arising from the Real Estate (including interest and penalties) to the extent that such have become due.
     3.9. Brokers and Finders. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement for which Buyer would have any liability.
     3.10. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller or with respect to the Facility.
     3.11. Environmental Matters. To the knowledge of Seller, and except as would not have a material adverse effect on the Facility or the transactions contemplated by this Agreement, since the Phase I Date Seller has been, and presently is, in compliance with all Environmental Laws that are applicable to the conduct or operation of the Facility or the ownership or use of the Facility. As used in this Agreement:
          (a) “Environmental Law” means any legal requirement (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act) relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, or the environment; and
          (b) “Hazardous Material” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) which (i) are listed, defined, or otherwise subject to regulation under any Environmental Law; (ii) contain petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (iii) pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment.
     3.12. Financing Statements. As of the Closing Date, no portion of the Real Estate will be affected by any financing statements granted by Seller.
     3.13. Prior Conveyance. Seller has not conveyed any of its interest in the Facility to any third parties, nor has Seller entered into any other contracts, options, or rights of first refusal for the sale of any of its interest in the Facility that would affect Seller’s ability to convey its interest in the Facility to Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     4.1. Organization and Good Standing. Buyer is a corporation duly organized and validly existing, and is in good standing under, the laws of the State of Tennessee.
     4.2. Entity Power and Authority; Enforceability. Buyer has the power to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action. This Agreement and the Related Agreements are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.
     4.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements, do not and will not: (a) violate or conflict with any provision of the Articles of Incorporation, Bylaws or other charter or governance documents of Buyer; (b) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Buyer; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture, mortgage servicing agreement, production agreement, origination agreement or other agreement or instrument to which Buyer is a party or by which it or its assets are bound or to which any of its assets are subject; or (d) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of Buyer’s assets.
     4.4. Consents and Approvals. No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any governmental entity, regulatory authority or party or person, in connection with the execution and delivery of this Agreement or the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby.
     4.5. No Actions, Suits, or Proceedings. There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency.
     4.6. Brokers and Finders. Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement for which Seller would have any liability.

ARTICLE V
[INTENTIONALLY OMITTED]
ARTICLE VI
POST-CLOSING COVENANTS
     6.1. Discontinuation of Names, Marks, Etc. As soon as practicable after the Closing Date (but not to exceed 30 days in any event), Buyer shall discontinue use of any “StarTek” marks and similar proprietary rights in any form or type whatsoever on the Improvements, including, without limitation, signage; provided, that the StarTek logo painted on the water tower on or adjacent to the Land may remain for a period of 60 days after the Closing Date.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
     7.1. Survival. All representations and warranties contained in this Agreement and the Related Agreements shall survive the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby until the first anniversary of the Closing Date, except that with respect to this Agreement: (a) the representations and warranties in Sections 3.1, 3.2, 3.3(a), 3.9, 3.10, and 3.13 shall survive the Closing indefinitely, and (b) the representation and warranties in Section 3.8 regarding taxes shall survive for the applicable statue of limitations period. All of the covenants and obligations of the parties to be performed after the Closing pursuant to this Agreement or the Related Agreements shall survive for the period specifically applicable to such covenant or obligation, if any, and otherwise, indefinitely.
     7.2. Indemnification by Seller. Seller shall indemnify, defend and hold Buyer, its officers, directors, and shareholders harmless from and against any and all complaints, actions, suits, claims, judgments, orders, injunctions, losses, liabilities, damages, obligations, penalties, fines, costs, expenses, and amounts paid in settlements (including without limitation legal and other similar expenses) (collectively, “Damages”) from, resulting by reason of or arising in connection with any inaccuracy in or breach or nonperformance of the agreements, covenants, representations or warranties made or to be performed by Seller pursuant to this Agreement.
     7.3. Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller, its officers, directors, and shareholders harmless from and against any and all Damages from, resulting by reason of or arising in connection with any inaccuracy in or breach or nonperformance of the agreements, covenants, representations or warranties made or to be performed by Buyer pursuant to this Agreement.
     7.4. Notice and Resolution of Claims.
          (a) An indemnified party hereunder shall promptly give written notice to the indemnifying party after obtaining knowledge of any claim against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim. Such notice shall specify the basis for the claim in reasonable detail. No delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party is damaged thereby. Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or action by a third party within 15 days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action, but such failure will not void the indemnity.
          (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and defending and holding the indemnified party harmless from and against any and all Damages and liabilities caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation resulting therefrom; provided, however, that if the indemnifying party shall assume such defense then such party shall have control of the defense. The indemnified party may participate in the defense with its own counsel paid for by the indemnified party. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment or enter into any settlement (except with the written consent of the indemnified party), which does not include, as to the indemnified party and as an unconditional term thereof, a release by the third party from any and all liability in respect of such claim or litigation. The indemnified party will cooperate reasonably in the defense of the action or claim.
     7.5. Deductible; Limits on Liability. Neither party shall have any liability to indemnify or hold harmless the other party or otherwise have liability to the other for any claim asserted against the other party for indemnification under this Article VII after the end of the survival period set forth in Section 7.1. Notwithstanding anything herein to the contrary, Seller shall not have any liability to indemnify or hold harmless Buyer for indemnification under this Article VII or otherwise have liability to Buyer with respect to any breach of any representation or warranty made hereunder or under the Personal Property Agreement (collectively, the “Agreements”) unless (a) the amount of any individual claim equals or exceeds $250,000 or (b) the sum of all individual claims under the Agreements of less than $250,000 exceeds, in the aggregate, $250,000, but Seller shall have liability only as to such amounts in excess of $250,000 ($250,000 intended to be a deductible, not a threshold), and the maximum aggregate liability of the Seller for all such matters under the Agreements shall be $500,000. In no event shall the indemnifying party be liable to the indemnified party hereunder for any incidental, punitive, special, indirect or consequential damages or loss of profits, except in connection with third party claims made against the indemnified party.
     7.6. Exclusive Remedy. Absent fraud, Seller and Buyer each agree that the indemnification rights created under this Article VII shall constitute each party’s exclusive remedy against the other party for breaches of its representation and warranties in this Agreement and the Related Agreements, except that either party may seek equitable relief in a court of competent jurisdiction to prevent or remedy a breach of the other party’s obligations hereunder.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
     8.1. Public Announcements. Buyer shall not make any public announcements of any kind or nature whatsoever concerning this Agreement or the transactions contemplated hereby before, on or after the Closing Date without the prior written approval of Seller. Buyer acknowledges that Seller will make one or more public announcements and disclosures concerning this Agreement and the transactions contemplated hereby from time to time in accordance with its obligations under applicable securities laws. Seller will attempt to provide any such announcements and disclosures to Buyer for review and shall consider in good faith the reasonable comments of Buyer on such announcements and disclosures.
     8.2. Further Assurances. Seller and Buyer will cooperate with one another and will execute such further instruments and documents as either party shall reasonably request to carry out to such party’s satisfaction the transactions contemplated by this Agreement or the Related Agreements, which shall thereafter be treated as Related Agreements hereunder.
     8.3. Fees and Expenses. Except as provided elsewhere in this Agreement or in the Personal Property Agreement, each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement and the Related Agreements, in performing its obligations under this Agreement and the Related Agreements, and in otherwise consummating the transactions contemplated by this Agreement and the Related Agreements, including without limitation its attorneys’ fees.
     8.4. Disclosure Schedule.
          (a) The information in the Disclosure Schedule constitutes exceptions to particular representations, warranties, covenants and obligations of Seller set forth in this Agreement.
          (b) All descriptions of agreements appearing in the Disclosure Schedule are summary in nature and are qualified by reference to the complete documents. Nothing in the Disclosure Schedule shall constitute an admission of any liability or obligation of Seller to any third party or acknowledgement that any matter disclosed in the Disclosure Schedule is required to be disclosed (particularly where such disclosure is required in accordance with a materiality standard or as not in the ordinary course of business). The disclosures in the Disclosure Schedule are made in response to the representations and warranties of Seller and certain covenants in this Agreement, and no disclosure made in the Disclosure Schedule shall be deemed to modify in any respect the standard of materiality or knowledge set forth in any representation, warranty, covenant or other provision contained in this Agreement. A statement in any Section of the Disclosure Schedule or the Disclosure Schedule to the Personal Property Agreement shall be deemed to have been made in all applicable Sections of the Disclosure Schedule.
     8.5. Entire Agreement; Amendment. This Agreement, together with the Related Agreements, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and communications with respect thereto, whether oral or written, and whether explicit or implicit, including, without limitation, the letter of intent between the parties dated August 11, 2005, but excluding the Personal Property Agreement. This Agreement may not be modified, amended, or varied in any manner unless by a written agreement duly executed by each party.

     8.6. Notices. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement or the Related Agreements shall be in writing and shall be deemed received (a) if given by electronic transmission (as defined in Section 8.7), when transmitted if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails and (c) if given by Federal Express or other overnight carrier service or other means, when received or personally delivered. The mailing address and facsimile number of each of the parties is as follows, which address and number may be changed by notice given in the manner provided in this Section:
If to Buyer:
DPL Corporation Southeast
Attention: Gerard T. Mydlowski
2225 Madison Street
Clarksville, Tennessee 37043
Facsimile: (931) 572-0903
With a copy, which shall not constitute notice, to:
Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
Attention: Robert P. Attai
950 Seventeenth Street, Suite 1600
Denver, Colorado 80202
Facsimile: (303) 825-6525
If to Seller:
StarTek USA, Inc.
Attention: Steven D. Butler, Chief Executive Officer
100 Garfield Street
Denver, Colorado 80206
Facsimile: (303) 388-9970
With a copy, which shall not constitute notice, to:
Faegre & Benson LLP
Attention: Blair L. Lockwood
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
Facsimile: (303) 607-3600

     8.7. Electronic Transmissions. Each party agrees that (i) any notice, consent or document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such notice, consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any party, any such notice, consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each party further agrees that they will not raise the transmission of a notice, consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such notice, consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means electronic mail and attachments thereto or facsimile transmission.
     8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its principles of conflicts of laws.
     8.9. Severability. Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     8.10. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.
     8.11. Assignment; Binding Effect; No Third Party Beneficiaries. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties specifically agree and intend that no person shall have any third party beneficiary rights under this Agreement.
     8.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.
     8.13. Construction and Interpretation. The following rules shall apply to the construction and interpretation of this Agreement:
          (a) All references in this Agreement to sections, subsections, articles and other subdivisions and schedules and exhibits refer to corresponding sections, subsections, articles and other subdivisions and schedules and exhibits of this Agreement unless expressly provided otherwise.
          (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

          (c) A reference to any “applicable law” or words of similar import means, unless specifically provided otherwise, any federal, state, local or foreign law, statute, ordinance, regulation, rule, code, decree, judgment, order or other requirement or rule of law, as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.
          (d) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
          (e) Any reference to a party’s “knowledge” means such party’s actual knowledge, without duty of inquiry. In the case of Seller, a reference to Seller’s “knowledge” means the actual knowledge of Steven D. Butler, Rodd E. Granger or Wayne H. Watson, without duty of inquiry.
          (f) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
          (g) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
          (h) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
          (i) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
          (j) Any exhibits and schedules attached hereto are incorporated herein by reference for all purposes and references to this Agreement unless the context in which used shall otherwise require.
[Signature Page Follows]

     The parties hereto have executed this Real Property Purchase Agreement as of the date first above written.

BUYER:

DPL CORPORATION SOUTHEAST, a
Tennessee corporation

By:	/s/Gerard T. Mydlowski

Gerard T. Mydlowski
President and Chief Executive Officer

SELLER:

STARTEK USA, INC., a Colorado corporation

By:	/s/ Steven D. Butler

Steven D. Butler
Chief Executive Officer